Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2009 First Quarter Results

EPS of $0.59 Surpass Wall Street Estimates

FREMONT, CA—March 26, 2009—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal first quarter ended February 28, 2009.

For the fiscal first quarter, revenues were $1.73 billion, a decrease of 1.13% compared to $1.75 billion for the fiscal quarter ended February 29, 2008. Income from operations was $34.7 million, or 2.01% of revenues, versus $32.8 million, or 1.87% of revenues in the prior year fiscal first quarter.

Net income for the fiscal first quarter was $19.5 million, or $0.59 per diluted share, exceeding Wall Street estimates of $0.52. This compares with $16.8 million, or $0.51 per diluted share in the prior year fiscal first quarter.

“I am very pleased with the SYNNEX team’s ability to produce strong bottom line results and solid returns, especially in a challenging demand environment,” stated Kevin Murai, President and Chief Executive Officer. “We increased our market share, while at the same time delivering good gross margins and effectively managing our costs.”

Financial Highlights:

•	Distribution revenues were $1.70 billion, a decrease of 1.56% over the prior year fiscal first quarter.

•	Global Business Services revenues were $32.92 million, an increase of 30.3% over the prior year fiscal first quarter.

•	Distribution income from operations was $31.1 million, or 1.83% of distribution revenues, versus $29.7 million, or 1.72% of revenues in the prior year fiscal first quarter.

•	Global Business Services income from operations was $3.6 million, or 10.85% of Global Business Services revenues, versus $3.1 million, or 12.10% of revenues in the prior year fiscal first quarter.

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Borrowings under the Company’s Canadian off-balance sheet accounts receivable securitization program totaled approximately $49.9 million as of February 28, 2009, versus $85.2 million as of February 29, 2008.

•	SYNNEX’ cash conversion cycle was 44 days.

•	SYNNEX’ debt to capitalization ratio reduced to 33%.

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The Company posted ROIC of 7.9% for the period. This is inclusive of the off balance sheet borrowings under its Canadian accounts receivable securitization and calculated based on average total invested capital for the quarter.

•	First quarter depreciation and amortization were $3.0 million and $2.1 million, respectively.

•	First quarter capital expenditures were $2.3 million.

Second Quarter Fiscal 2009 Outlook:

The following statements are based on the Company’s current expectations for the second quarter of fiscal 2009. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.63 billion to $1.73 billion.

•	Net income is expected to be in the range of $15.7 million to $16.7 million.

•	Diluted earnings per share are expected to be in the range of $0.47 to $0.50.

The calculation of diluted earnings per share for the second quarter of fiscal 2009 is based on a diluted weighted-average common share count of approximately 33.3 million.

“Our outlook for the second quarter reflects the current demand environment in combination with our continued ability to execute and produce profitable results,” Murai continued. “We will continue to invest in key growth areas and services that will enable SYNNEX to continue to win market share and expand our profits and returns.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 901404495. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until April 9, 2009.

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About SYNNEX Corporation

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our revenues, net income and earnings per share for the second quarter of fiscal 2009, our continued execution, expansion of our business lines and market share, and our goal to expand profitability and returns, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2008 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2009 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 28, 2009	November 30, 2008
Assets
Current assets:
Cash and cash equivalents	$60,017	$61,081
Short-term investments	8,401	10,345
Accounts receivable, net	656,266	807,206
Receivable from vendors, net	102,396	96,653
Receivable from affiliates	6,626	4,659
Inventories	653,277	696,008
Deferred income taxes	26,001	26,089
Current deferred assets	11,744	13,322
Other current assets	11,975	9,766

Total current assets	1,536,703	1,725,129
Property and equipment, net	83,116	84,602
Goodwill	116,085	113,438
Intangible assets, net	26,924	26,456
Deferred income taxes	6,656	6,036
Long-term deferred assets	35,939	50,907
Other assets	26,976	26,312

Total assets	$1,832,399	$2,032,880

Liabilities and stockholders’ equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$150,281	$340,466
Accounts payable	532,275	571,329
Payable to affiliates	100,652	73,631
Accrued liabilities	101,499	113,593
Current deferred liabilities	27,303	30,809
Income taxes payable	6,109	4,713

Total current liabilities	918,119	1,134,541
Long-term borrowings	8,175	8,537
Convertible debt	143,750	143,750
Long-term liabilities	27,383	26,591
Long-term deferred liabilities	24,808	33,567
Deferred income taxes	2,057	1,380

Total liabilities	1,124,292	1,348,366

Minority interest	4,832	4,673

Stockholders’ equity:
Preferred stock	—	—
Common stock	32	32
Additional paid-in capital	216,538	207,558
Accumulated other comprehensive income	4,341	9,367
Retained earnings	482,364	462,884

Total stockholders’ equity	703,275	679,841

Total liabilities and stockholders’ equity	$1,832,399	$2,032,880

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended February 28, 2009	Three Months Ended February 29, 2008
Revenue	$1,728,892	$1,748,574
Cost of revenue	1,623,095	1,652,724

Gross profit	105,797	95,850
Selling, general and administrative expenses	71,097	63,070

Income from operations before non-operating items, income taxes and minority interest	34,700	32,780
Interest expense and finance charges, net	3,983	4,167
Other (income) expense, net	407	2,046

Income from operations before income taxes and minority interest	30,310	26,567
Provision for income taxes	10,669	9,551
Minority interest	161	188

Net income	$19,480	$16,828

Diluted earnings per share	$0.59	$0.51

Diluted weighted-average common shares outstanding	32,764	33,043